     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            SITE TECHNOLOGIES, INC.
                          (FORMERLY DELTAPOINT, INC.)

             (Exact name of registrant as specified in its charter)

          CALIFORNIA                       77-0216760
 (State or other jurisdiction           (I.R.S. Employer
              of                     Identification Number)
incorporation or organization)

                               380 EL PUEBLO RD.
                        SCOTTS VALLEY, CALIFORNIA 95066
                                 (408) 461-3017

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 JEFFREY F. AIT
                            CHIEF EXECUTIVE OFFICER
                            SITE TECHNOLOGIES, INC.
                               380 EL PUEBLO RD.
                        SCOTTS VALLEY, CALIFORNIA 95066
                                 (408) 461-3017

          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                             JEFFREY D. SAPER, ESQ.
                              KURT J. BERNEY, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED         SECURITY (1)          PRICE(1)        REGISTRATION FEE
Common Stock, no par value..................    935,029 shares         $0.5625             $525,954            $155.16

(1) The price of $0.5625 per share, which was the average of the high and low prices of the Common Stock on the OTC bulletin board on April 3, 1998, is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL   , 1998

                                 935,029 SHARES

                            SITE TECHNOLOGIES, INC.
                          (FORMERLY DELTAPOINT, INC.)

                                  COMMON STOCK
                               ------------------

    The 935,029 shares (the "Shares") of Common Stock (the "Common Stock") of Site Technologies, Inc., (formerly DeltaPoint, Inc.) a California corporation (the "Company"), covered by this Prospectus are outstanding securities of the Company that may be sold from time to time by certain shareholders of Site Technologies, Inc. (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

    The Shares may be offered by the Selling Shareholders from time to time in transactions on the OTC bulletin board, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution."

    The Company has agreed to bear all of the cost of preparing and printing the Registration Statement, Prospectus and any Prospectus Supplements and all filing fees and legal and accounting expenses associated with registration under federal and state securities law estimated at $10,000. The Selling Shareholders will pay all other expenses including brokerage fees, if any, related to the distribution of the Shares.

    On April 3, 1998, the closing bid price of the Company's Common Stock on the OTC bulletin board under the symbol SITE, was $0.5625.
                            ------------------------

    The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
                            ------------------------

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE SECURITIES OFFERED HEREBY.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL __, 1998

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also makes electronic filings publicly available on the Internet following acceptance thereof. The Commission's Internet address is http:// www.sec.gov. The Commission's web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is quoted on the OTC bulletinboard under the symbol SITE, and the reports, proxy statements and other information referred to above can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a registration statement on Form S-3, including this Prospectus and other information (herein, together with all amendments, exhibits and schedules, referred to as the "Registration Statement"), under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission (File No.
   -     ) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Commission on March 31, 1998; and

    2. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on February 24, 1997, including any amendments or reports filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus.

    Upon written or oral request, the Company will provide without charge to each person to whom a copy of the Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests for such documents should be submitted to Sharon L. Fugitt, Secretary, at the principal executive offices of the Company in writing at Site Technologies, Inc. 380 El Pueblo Rd., Scotts Valley, Ca 95066 or by telephone at
(408) 461-3017.

                                  THE COMPANY

    The Company currently develops and markets Web site development and maintenance software solutions for Web-based business environments. The use of Web sites by small to medium businesses ("SMBs") and enterprise departments has recently emerged into a critical business application that provides greater sales and marketing reach and allows these businesses to grow faster and more cost effectively. To capitalize on the emerging opportunities in the SMB and enterprise department user markets for scalable Web site development and management software solutions, the Company is continuing to broaden its product offerings to include a family of products designed to enable these users, in addition to individuals and Small Office/Home Office ("SOHO") professionals, to develop, manage, integrate, deploy and maintain next-generation Web sites. The Company's objective is to become a leading provider of Web site development and maintenance software solutions for Web-based business environments.

    The Company introduced QuickSite 1.0 in February 1996 to enable individuals and SOHO professionals to rapidly create, manage and enhance robust Internet Web sites. Since its introduction, the Company has received a number of industry analyst awards for QuickSite 1.0's management capabilities and database architecture (including the PC Week Analyst's Choice award, PC Week Labs IT Excellence Award and PC Computing 5 Star Rating) and has successfully sold this product through its distribution channels (including certain original equipment manufacturers ("OEM's") with whom the Company has a strategic relationship, such as Sony Computer). In September 1996 the Company introduced QuickSite 2.0, targeted at Web site developers. QuickSite 2.0 received the PC Computing 5 Star Rating.

    In February 1997, the Company introduced QuickSite 2.5, its second generation Web site development and management solution targeted at individuals, SOHO professionals and SMB's seeking to conduct electronic commerce over the Internet. In addition to the features incorporated in QuickSite 1.0, QuickSite 2.5, which began shipping in May 1997, includes advanced features such as WYSIWIG++ (What You See Is What You Get) layout editor, an electronic commerce enabled catalogue builder and an enhanced HTML (hypertext markup language) editor. The Company has historically distributed QuickSite 2.5 through its distribution channels (including OEMs such as MacMillan Press and Anawave, Inc.). QuickSite 2.5 has received numerous industry awards including the ZD Online Internet Editor's Choice Award, Info World High-Point Award, and Entrepreneur Magazine 4 out of 4 rating. In March 1998, the Company released QuickSite 3.0 in an electronic distribution format.

    In July 1997, the Company acquired Site/technologies/inc. ("Site", with such transaction being referred to herein as the "Site Tech Acquisition") pursuant to which the Company acquired, among other things, SiteSweeper 1.0, a Web site quality control and maintenance product. In September 1997, the Company released SiteSweeper 2.0. SiteSweeper 2.0 has received the VAR Business Editors Choice Award and the Internet World Best of Test Award.

    In November 1997, the Company acquired certain proprietary core technology from Inlet Inc. ("Inlet", with such transaction being referred to herein as the "Inlet Technology Acquisition"). This technology serves as the basis for the Company's client/server, multi-authoring, dynamic site development and management product, SiteMaster 4.0, which was released in March 1998.

    As part of the Company's continuing strategy to focus its development, sales and marketing efforts on Internet software products, on June 27, 1997, the Company consummated the sale of its DeltaGraph charting and graphics product line (the "DeltaGraph Disposition") to SPSS, Inc. ("SPSS").

    The Company was incorporated in California in 1989, its headquarters are located at 380 El Pueblo Rd., Scotts Valley, California 95066, and its telephone number is (408) 461-3017.

                                  RISK FACTORS

    THIS PROSPECTUS, INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE STATEMENTS CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING WITHOUT LIMITATION STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE HEREIN ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

RECENT AND EXPECTED LOSSES; ACCUMULATED DEFICIT; GOING CONCERN ASSUMPTIONS;
  FUTURE CAPITAL NEEDS; NO ASSURANCE OF FUTURE FINANCING

    The Company incurred a net loss of $8,159,000 for the year ended December 31, 1997 and had an accumulated deficit of $21,837,000 as of December 31, 1997. The Company expects to incur losses for at least the next 12 months, and perhaps longer. There can be no assurance that the Company will not incur significant additional losses, will generate positive cash flow from its operations, or that the Company will attain or thereafter sustain profitability in any future period. To the extent the Company continues to incur losses or grows in the future, its operating and investing activities may use cash and, consequently, such losses or growth will require the Company to obtain additional sources of financing in the future or to reduce operating expenses. There can be no assurance that additional financing can be obtained on acceptable terms or at all.

    The Company's independent accountants' report on its financial statements as of and for the years ended December 31, 1996 and 1997 contains an explanatory paragraph indicating that the Company's accumulated deficit and historical operating losses raise substantial doubts about its ability to continue as a going concern. The Company may require substantial additional funds in the future, and there can be no assurance that any independent accountant's report on the Company's future financial statements will not include a similar explanatory paragraph if the Company is unable to raise sufficient funds or generate sufficient cash from operations to cover the cost of its operations. The existence of the explanatory paragraph may have a material adverse effect on, among other things, the Company's relationships with prospective customers and suppliers, and therefore could have a material adverse effect on the Company's business, financial condition and results of operations. See Note 1 to the consolidated Financial Statements.

DEPENDENCE ON INTERNET SOFTWARE PRODUCTS AND RELATED STRATEGY; DEPENDENCE ON
  CONTINUED EMERGENCE OF INTERNET SOFTWARE MARKET

    Prior to 1996, DeltaPoint derived substantially all of its product revenues from licenses of DeltaGraph charting and graphics software products. With the DeltaGraph Disposition, the Company's future operating results will depend on the successful development, introduction and commercial acceptance of the Company's Internet software products. The Company's current Internet software products consist of: QuickSite 1.0, its Web page creation and site management product introduced in February 1996; WebTools, its Web publishing capability tool introduced in March 1996; WebAnimator, its multimedia authoring tool for the Web introduced in July 1996; and QuickSite Developer's Edition, its enhanced version of QuickSite for Web site developers and corporate Intranet developers introduced in September 1996; QuickSite 2.5, its updated version of QuickSite 1.0, introduced in May 1997; SiteSweeper 2.0, its quality control product for the Web professional; QuickSite 3.0, its updated version of QuickSite 2.5, introduced in March 1998; and SiteMaster 4.0 its client/server, multi-authoring, dynamic site development and management product. The Company's future operating results are dependent on the commercial acceptance of the products targeted at the SMB and enterprise department user markets and the size of these markets. There can be no assurance that the Company's strategy of targeting SMB and enterprise department user markets will be successful and that the Company can successfully manage the introduction and distribution of new versions of its existing Internet software products or any other potential products will achieve significant market acceptance. Failure of any of the Company's existing or potential products (particularly those targeted at the SMB and enterprise department user markets) to achieve significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operation. See "--Risks Associated with Site Tech Acquisition and Inlet Technology Acquisition; General Acquisition Risks" and "--Distribution Risk; Substantial Reseller Customer Concentration."

RISKS ASSOCIATED WITH SITE TECH ACQUISITION AND INLET TECHNOLOGY ACQUISITION;
  GENERAL ACQUISITION RISKS

    In an effort to capitalize on the emerging opportunities in the SMB and enterprise department user markets for scalable Web site development and management solutions, the Company consummated the Site Tech Acquisition in July 1997 and the Inlet Technology Acquisition in November 1997. The Company has introduced SiteSweeper 2.0, an updated version of the SiteSweeper 1.0 product acquired in the Site Tech Acquisition and has announced and introduced SiteMaster 4.0, a client/server, multi-authoring site, dynamic development and management solution based on the technology acquired in the Inlet Technology Acquisition. There can be no assurance that any technology acquired in the Site Tech Acquisition and the Inlet Technology Acquisition can be successfully developed or integrated into the Company's current technology on a timely basis or at all, or that any products based on this technology will receive market acceptance. In order to market products to the SMB and enterprise departmental user markets, the Company must significantly increase its non-retail distribution channels. The failure to successfully develop and integrate the acquired technologies into the Company's web site development and management technology or to successfully market products based upon the acquired technologies would adversely impact the Company's strategy of marketing to the SMB and enterprise department user markets (in addition to individuals and SOHO professionals) and would have a material adverse effect on the Company's business, operating results and financial condition.

    The Company frequently evaluates potential acquisitions of complementary businesses, products and technologies. As part of the Company's expansion plans, the Company may acquire companies that have an installed base of products not yet offered by the Company, have strategic distribution channels or customer relationships, or otherwise present opportunities which management believes may enhance the Company's competitive position. The success of any acquisition could depend not only upon the ability of the Company to acquire such businesses, products and technologies on a cost-effective basis, but also upon the ability of the Company to integrate the acquired operations or technologies effectively into its organization, to retain and motivate key personnel of the acquired businesses, and to retain the significant customers of the acquired businesses. Any acquisition, depending upon its size, could result in use of a significant portion of the Company's cash, or if such acquisition is made utilizing the Company's securities, could result in significant dilution to the Company's shareholders. Moreover, such transactions involve the diversion of substantial management resources and evaluation of such opportunities requires substantial diversion of administrative, marketing and sales and engineering and technological resources. In addition, such transactions could result in large one-time write-offs or the creation of goodwill or other intangible assets that would result in amortization expense. For example, in the quarter ended September 30, 1997 and the quarter ended December 31, 1997, the Company expensed a significant portion of the Site Tech purchase price and the Inlet purchase price, respectively, because the acquired technology had not reached technological feasibility. The failure to successfully evaluate, negotiate, effect and integrate acquisition transactions could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON LIMITED NUMBER OF KEY PERSONNEL; PERSONNEL LIMITATIONS; ABILITY TO
  MANAGE GROWTH

    The Company's success depends substantially upon the contributions of several key personnel, some of whom were only recently hired by the Company. The failure to attract and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

    As a result of its cash constraints during most of 1997, and in connection with its reduced level of operations and its focus on Internet software products, the Company has significantly rationalized its workforce, including administrative and engineering resources. There can be no assurance that the Company will not be required to further rationalize its workforce. While the Company endeavors to identify and develop, license or acquire technologies or products to extend product functionality and market position in the areas of Web site development and management, its ability to successfully undertake these activities could be limited by, among other things, existing administrative, engineering and other resource limitations. The failure to attract and retain adequate levels of engineering, sales and marketing and other resources needed to timely respond to customer needs or market conditions or to develop products to address targeted markets would have a material adverse effect on the Company's business, financial condition and result of operations. See "--Distribution Risks; Substantial Reseller Customer Concentration" and "Rapid Technological Change; Risk of Product Delays; Risk of Product Defects."

    The Company's rationalization of its workforce has challenged, and is expected to continue to challenge, the Company's management and operations, including its sales and marketing, customer support, research and development and finance and administrative operations. The Company's future performance will depend in part on its ability to manage growth, should it occur, both in its domestic and international operations and to adapt its operational and financial control systems, if necessary, to respond to changes resulting from such growth. The Company intends to continue to invest in improving its financial systems and controls in connection with anticipated increases in the level of its operations. The Company anticipates that it may need to add additional personnel beyond its present needs and expand and upgrade its financial systems to manage any future growth. The failure of the Company's management to respond to and manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations."

DISTRIBUTION RISKS; SUBSTANTIAL RESELLER CUSTOMER CONCENTRATION

    The Company currently sells its software products targeted at the individual and SOHO professional market to distributors for resale to certain retailers, including computer superstores and mass merchandisers. The Company plans to de-emphasize the distribution of its Internet software products in this retail distribution channel because the Company has found that the retail distribution channel is highly competitive and requires significant sales and marketing spending in order to maintain a presence in this market.

    The Company has introduced and intends to continue introducing products targeted at the SMB and enterprise department user markets. Successful development of products targeted at the SMB and enterprise department user markets will depend in part on the Company's ability to successfully integrate the technology acquired in the Site Tech Acquisition and the Inlet Technology Acquisition. See "--Risks Associated with Inlet Technology Acquisition and Site Tech Acquisition; General Acquisition Risks." In addition, the Company has not historically sold products targeted at these markets and, in order to do so, must develop a sales and marketing department with specialized expertise in the development of value added reseller ("VAR's"), original equipment manufacturer ("OEM") and Internet Service Provider ("ISP") relationships to provide SMB and enterprise department users Internet software solutions. There can be no assurance that the Company will be able to develop such a sales and marketing team on a timely basis or at all. In addition, this market is competitive and there can be no assurance that the Company will be successful in establishing significant relationships with VARs, OEMs or ISPs or, if developed, there can be no assurance as to amount of support that the Company's products will receive from these VARs, OEMs or ISPs who may offer products that compete with the Company's products. See "--Competition." To the extent that the Company succeeds in its strategy to target the SMB and enterprise department user markets, among other things, the Company's results of operations may be subject to greater or different fluctuations as a result of potentially larger individual product sales, a longer sales cycle and longer payment terms.

    Sales to a limited number of distributors and retailers in the retail distribution channel have constituted, and are anticipated to continue to constitute in the near term, a significant portion of the Company's retail software sales. Sales to Ingram Micro Inc. constituted approximately 19% of the Company's revenues from the sale of Internet products for the year ended December 31, 1997. Any termination or significant disruption of the Company's relationship with any major distributor or retailer, or any significant reduction in sales volume attributable to any of such entities, would, unless or until replaced, materially adversely affect the Company's business, financial condition and results of operations. A deterioration in financial condition or other business difficulties of a distributor or retailer could render the Company's accounts receivable from such entity uncollectible, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company's existing distributors and retailers will continue to provide the Company's products with adequate levels of shelf space or promotional support.

RAPID TECHNOLOGICAL CHANGE; RISK OF PRODUCT DELAYS; RISK OF PRODUCT DEFECTS

    The markets in which the Company competes are characterized by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. The introduction of products embodying new technologies and the emergence of new industry standards and practices can render existing products obsolete and unmarketable. The Company's future success depends upon its ability on a timely basis to enhance its existing products, introduce new products that address the changing requirements of its customers and anticipate or respond to technological advances, emerging industry standards and practices in a timely, cost-effective manner. There can be no assurance that the Company will be successful in developing, introducing and marketing new products or enhancements to existing products or will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these products, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of commercial acceptance. Software products such as those offered by the Company often contain errors or "bugs" that can adversely affect the performance of the product or damage a user's data. The Company has in the past discovered software defects in its products that have adversely affected its business and operating results. If the Company is unable, for technological or other reasons, to develop and introduce new products or enhancements of existing products in a timely manner or if new versions of existing products contain unacceptable levels of product defects or do not achieve a significant degree of market acceptance, or any of the above situations occur there could be a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

    The Company competes on the basis of certain factors, including product quality, first-to-market product capabilities, product performance, ease of use, customer support and price. The Company believes it currently competes favorably overall with respect to these factors.

    The market in which the Company competes are highly competitive and characterized by rapid technological change, frequent new product introductions, short product lives, evolving industry standards and significant price erosion over the life of a product. The Company anticipates increased competition in these markets from both existing vendors and new market entrants.

    In the market for Internet software tools targeted at individual and SOHO professional users, the Company has encountered competition primarily from Microsoft, Adobe Systems Incorporated, SoftQuad, Inc. Systems and NetObjects, Incorporated (majority owned by IBM). In the market for Internet software solutions targeted at the SMB and corporate departmental user markets, in addition to these competitors, the Company expects competition from HAHT Software Incorporated, Wallop Software Incorporated, Aziza, a division of Objectivity Incorporated, Eventus Software Incorporated, Interwoven Corporation and Vignette Corporation. In addition, some existing vendors in the enterprise wide Internet software solution market (such as IBM/Lotus, Oracle Corporation, Informix Software Inc. and Sybase Incorporated, Inc.) may enter into the Company's existing and planned markets. The Company expects that existing vendors and new market entrants will develop products that will compete directly with the Company's products and that competition will increase significantly to the extent that markets for the Company's products grow. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Most of the Company's current and potential competitors have substantially greater financial, technical, marketing, sales and customer support resources, greater name recognition and larger installed customer bases than the Company. Because there are minimal barriers to entry into the software market, the Company believes sources of competition will continue to proliferate. The market for the Company's products is characterized by significant price competition, and the Company expects that it will face increasing pricing pressures. There can be no assurance the Company will be able to maintain its historic pricing structure for its existing products or will be able to obtain its desired pricing structure for planned products. If the Company is unable to do so or if the Company is unable to compete effectively against current and future competitors, the Company's business, financial condition and results of operations will be materially adversely affected.

    In the future, vendors of operating system software or other software (such as office or back office software suites) may continue to enhance their products (including separate products that are bundled together) to include functionality that is provided by the Company's current and planned products. This enhancement could be achieved through the addition of functionality to operating system software or other software or the bundling of Internet software tools with operating system software or other products. For example, Microsoft incorporates into its BackOffice product its Web page creation software product, FrontPage. The inclusion of the functionality of Internet software tool products as standard features of operating system software or other software could render the Company's products obsolete and unmarketable, particularly if the quality of such functionality were comparable, or perceived to be comparable, to that of the Company's products. Furthermore, even if the Internet software tool functionality provided as standard features by operating systems or other software is more limited than that of the Company's products, there can be no assurance that a significant number of customers would not elect to accept such functionality in lieu of purchasing additional software. If the Company were unable to develop new Internet software tool products to further enhance operating systems or other software and to replace successfully any obsolete products, the Company's business, financial condition and results of operations would be materially adversely affected.

RISKS ASSOCIATED WITH PRODUCT RETURNS; PRICE PROTECTION

    Consistent with industry practice, the Company allows distributors, retailers and end users to return products for credits towards the purchase of additional products. In addition, the Company's promotional activities, including free trial and satisfaction guaranteed offers and competitors' promotional or other activities could cause returns to increase sharply at any time. Further, the Company expects that the rate of product returns could increase to the extent that the Company introduces new versions of its existing products. For example, product returns may increase above historical levels as a result of new product introductions. In addition, if the Company reduces its prices, the Company credits its distributors for the difference between the purchase price of products remaining in their inventory and the Company's reduced price for such products. Although the Company provides allowances for anticipated returns and price protection obligations, and believes its existing policies have resulted in the establishment of allowances that are adequate and have been adequate in the past, there can be no assurance that such product returns and price protection obligations will not exceed such allowances in the future and as a result will not have a material adverse effect on future operating results, particularly since the Company seeks to continually introduce new and enhanced products and is likely to face increasing price competition. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations."

QUARTERLY FLUCTUATIONS IN PERFORMANCE

    The Company's results of operations have historically varied substantially from quarter to quarter and the Company expects they will continue to do so. In the past, the Company's operating results have varied significantly as a result of a number of factors, including the size and timing of customer orders or license agreements, product mix, the revenues derived from product sales and license fees, the existence and terms of royalty and packaging arrangements, seasonality, the timing of the introduction and customer acceptance of new products or product enhancements by the Company's competitors, new product or version releases by the Company, changes in pricing policies by the Company or its competitors, marketing and promotional expenditures, research and development expenditures and changes in general economic conditions. Furthermore, the Company has often recognized a substantial portion of its revenues in the last month of the quarter, with these revenues frequently concentrated in the last week or weeks of the quarter.

    The Company's operating and other expenses are relatively fixed in the short term. As a result, variations in timing of revenues can cause significant variations in quarterly results of operations. For example, if the Company obtains additional financing, the Company intends to continue to make significant expenditures to enhance its sales and marketing activities and to continue to make significant expenditures for research and development activities. As such expenditures occur, the Company may be unable to reduce such expenditures quickly if revenue is less than expected. The Company generally does not operate with a significant order backlog and a substantial portion of its revenue in any quarter is derived from orders booked in that quarter, which are difficult to forecast and which are typically concentrated at the end of the quarter. Accordingly, the Company's sales expectations are based almost entirely on its internal estimates of future demand and not on firm customer orders. Due to the foregoing factors, the Company believes that quarter to quarter comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. In addition, to the extent that the Company succeeds in its strategy to target the SMB and corporate department user markets, among other things, the Company's results of operations and financial condition may be subject to greater or different fluctuations as a result of potentially larger individual product sales, seasonality, a longer sales cycle and longer payment terms. There can be no assurance the Company will be profitable on a quarter to quarter or any other basis in the future.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    The Company's revenues from international operations accounted for approximately 11% and 8% of the Company's revenues from the sale of Internet products in 1996 and 1997, respectively, all of which were derived from sales in Japan to Nippon Polaroid Kabushiki Kaisha, the Company's Japanese distributor. In light of the recent DeltaGraph Disposition, the Company expects that international Internet revenues may decline until the relationship with its Japanese distributor (principally sold DeltaGraph products) is clarified or other international distribution channels can be established. In the longer term, the Company intends to take measures, including the hiring of additional sales and marketing persons, to increase its level of international sales. In light of, among other things, the Company's need to develop additional international sales capabilities and to timely introduce and gain broader market acceptance for its existing and planned Internet software products, there can be no assurance that the Company will be successful in such efforts. International revenues are subject to a number of risks, including greater difficulties in accounts receivable collection, longer payment cycles, exposure to currency fluctuations, political and economic instability and the burden of complying with a wide variety of foreign laws and regulatory requirements. The Company also believes that it is exposed to greater levels of software privacy in international markets because of the weaker protection afforded to intellectual property in some foreign jurisdictions.

LIMITED INTELLECTUAL PROPERTY PROTECTION

    The Company's ability to compete effectively depends in large part on its ability to develop and maintain proprietary aspects of its technology. Despite precautions taken by the Company, it may be possible for unauthorized third parties to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Moreover, the laws of some foreign countries do not protect the Company's proprietary rights in its products to the same extent, as do the laws of the United States. The Company licenses its products primarily under "shrink wrap" license agreements that are included in products shipped by the Company and are not signed by licensees, therefore they may be unenforceable under the laws of certain jurisdictions. In addition, some aspects of the Company's products are not subject to intellectual property protection.

    The Company cannot be certain that others will not independently develop substantially equivalent or superseding proprietary technology, or that an equivalent product will not be marketed in competition with the Company's products, thereby substantially reducing the value of the Company's proprietary rights. There can be no assurance that any confidentiality agreements between the Company and its employees will provide adequate protection for the Company's proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

    Although the Company is not currently engaged in any intellectual property litigation or proceedings, there can be no assurance that the Company will not become involved in such proceedings. An adverse outcome in litigation or similar adversarial proceedings could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from others or require the Company to cease the marketing or use of certain products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company may be required to obtain licenses to patents or proprietary rights of others, and there can be no assurance that any licenses required under any patents or proprietary rights would be made available on terms acceptable to the Company, if at all.

VOLATILITY OF STOCK PRICE

    The Company's stock price has exhibited substantial volatility since the Company's initial public offering in December 1995 and since its secondary offering of shares in October 1997. The trading price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' estimates, announcements of technological innovations by the Company or its competitors, general conditions in the Internet tools and visualization software industry and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and small capitalization, high technology companies in particular, and are often unrelated to operating performance.

DE-LISTING FROM NASDAQ SMALLCAP MARKET; POTENTIAL DELISTING FROM PACIFIC
  EXCHANGE; POSSIBLE INABILITY OF PRINCIPAL MARKET MAKER TO MAKE A MARKET IN THE COMPANY'S COMMON STOCK

    The Company's Common Stock was quoted on the Nasdaq SmallCap Market from December 1995 until March 18, 1997 and is traded on the Pacific Exchange (formerly the Pacific Stock Exchange) and quoted on the OTC Bulletin Board and the "pink sheets." The Common Stock was delisted from the Nasdaq SmallCap Market effective March 19, 1997 because of Nasdaq's determination that the Company failed to maintain certain requirements for continued listing. The shares of Common Stock are currently quoted on the Pacific Exchange. The Company has been notified by the Pacific Exchange that it may take action to delist the shares of Common Stock as a result of, among other things, the Company's failure to maintain a minimal level stock price. As a result of the foregoing, it is more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's Common Stock. In addition, because the Company's Common Stock was removed from the Nasdaq SmallCap Market and its market price is less than $5.00 per share, it is subject to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, removal from the Nasdaq SmallCap Market and the applicability of such "penny stock" rules could adversely affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's Common Stock and the ability of purchasers of the Company's Common Stock to sell their securities in the secondary market. While the Company intends to apply for relisting on the Nasdaq SmallCap Market should it ever satisfy the conditions of listing and intends to take actions to prevent delisting from the Pacific Exchange, there can be no assurance that relisting will occur or that delisting will not occur in the future. Even if the Company achieves relisting for the Common Stock on the Nasdaq SmallCap Market, the liquidity of the Common Stock will remain limited as the Nasdaq SmallCap Market and the Pacific Exchange are a significantly less liquid markets then the Nasdaq National Market. If the Company should continue to experience losses from operations, it may be unable to maintain the standards for continued quotation on the Nasdaq SmallCap Market (if relisted) and the Pacific Exchange, and the shares of Common Stock could be subject to removal from the Nasdaq SmallCap Market and the Pacific Exchange.

    Any limitation on the ability of any principal market maker in the Company's Common Stock, to make a market in the Company's Common Stock could adversely impact the liquidity or trading price of the Company's Common Stock, which could have a material adverse impact on the market price of the Company's Common Stock. For example, the Chicago office of the Securities and Exchange Commission conducted a private, nonpublic investigation of H.J. Meyers & Co. Inc. ("HJ Meyers") pursuant to a Formal Order of Investigation issued by the Commission. The investigation focused on whether H.J. Meyers may have violated applicable securities laws and the rules and regulations thereunder, with respect to sales of certain securities. The Company is unable to assess the potential impact of the outcome of such investigation by the staff on the ability of any market maker to make a market in the Company's Common Stock or trading in the Company's securities.

    The Company has not previously paid any dividends on its Common Stock and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development and expansion of its business.

                              SELLING SHAREHOLDERS

    The following table lists the Selling Shareholders, the number of shares of the Company's Common Stock which each owned or had the right to acquire as of March 31, 1998. Because the Selling Shareholders may offer all or some of the Shares which they hold pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Shareholders after completion of this offering. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Shareholders may offer the Shares for resale from time to time. See "Plan of Distribution."

    The Shares being offered by the Selling Shareholders were acquired from the Company in connection with the Company's (i) acquisition of all of the issued and outstanding stock of Site, (ii) acquisition of all the issued and outstanding stock of Inlet, and (iii) the issuance of shares relating to a separation agreement. The Site Tech Acquisition was accomplished pursuant to the terms of a Stock Exchange Agreement, dated July 11, 1997, whereby all issued and outstanding shares of Site were exchanged for an aggregate of 550,029 shares of the Company's Common Stock. The Inlet Acquisition was accomplished pursuant to the terms of an Agreement and Plan of Reorganization, dated as of November 19, 1997, among the Company, Inlet, Inc. and Inlet Acquisition Corp., a wholly owned subsidiary of the Company whereby the Company paid approximately $875,000 in cash and issued an aggregate of 360,000 shares of the Company's Common Stock in exchange for all of the issued and outstanding shares of Inlet Divestiture Corp.

    The Company has filed with the Commission, under the Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on OTC bulletin board or in privately-negotiated transactions or any combination thereof. The Company has agreed to use reasonable efforts to keep such Registration Statement effective for 183 days from the date of effectiveness of the Registration Statement on Form S-3, of which this Prospectus forms a part, subject to certain restrictions, or, if earlier, until the distribution contemplated in this Prospectus has been completed.

    The Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below:

                                                                 NUMBER OF SHARES OF
                                                                    COMMON STOCK
                                                                 BENEFICIALLY OWNED
                                                                    PRIOR TO THE           PERCENTAGE OF
NAME OF SELLING SHAREHOLDER                                           OFFERING          OUTSTANDING SHARES
---------------------------------------------------------------  -------------------  -----------------------
Matthew Adler..................................................           5,291                  *
Benjamin Brodey M.D............................................           4,128                  *
Chrysalis Ventures L.P. .......................................         105,840                    1.2%
Darroll Cannon.................................................             881                  *
Sallie Van Dyke DeGolia........................................             621                  *
Richard DeGolia................................................             881                  *
Daniel Egger...................................................          36,337                  *
JG Partnership Ltd.............................................         123,480                    1.5%
Gordon Link....................................................           3,528                  *
Ron Sauers.....................................................           8,572                  *
Todd Schafer...................................................           1,763                  *
SLF Partners II, L.P...........................................         109,909                    1.3%
SLF Partners III, L.P..........................................          13,804                  *
Windcrest Partners, a New York L.P. ...........................          88,200                    1.0%
WS Investment Co...............................................           6,613                  *
Alan Kaplan Investments........................................          33,250                  *
Shawn Cannon...................................................           6,717                  *
Anil Peres-Da-Silva............................................             214                  *
Inlet Corp.....................................................         360,000                    4.2%
William G. Pryor (1)...........................................         166,535                    1.9%

------------------------

 *  Less than 1%

(1) Includes 101,894 shares of Common Stock subject to stock options currently exercisable or exercisable within sixty (60) days after March 16, 1998.

                              PLAN OF DISTRIBUTION

    All or a portion of the Shares offered hereby by the Selling Shareholders may be delivered and/or sold from time to time in transactions on the OTC Bulletin Board, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. After the effectiveness of the Registration Statement of which this Prospectus is a part, the Selling Shareholders may make short sales of the Company's Common Stock and may use the Shares to cover the resulting short positions. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). There is no assurance that any of the Selling Shareholders will sell any or all of the Shares offered by them.

    Any Selling Shareholder and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Each Selling Shareholder may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the

Securities Act. In addition, the Company has agreed to indemnify in certain circumstances certain Selling Shareholders against certain liabilities, including liabilities arising under the Securities Act and Exchange Act. Certain Selling Shareholders have agreed to indemnify in certain circumstances the Company and certain related persons against certain liabilities, including liabilities arising under the Securities Act and Exchange Act.

    Any broker-dealer participating in such transactions as agent may receive commissions from a Selling Shareholder (and, if it acts as agent for the purchase of such Shares, from such purchaser). Broker-dealers may agree with such Selling Shareholder to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for such Selling Shareholder, to purchase as principal any unsold Shares. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the OTC Bulletin Board, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

    Each Selling Shareholder will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the time of bids for and purchases of shares of the Company's Common Stock by such Selling Shareholder.

    Each Selling Shareholder will pay all commissions and other expenses associated with the sale of the Shares by such Selling Shareholder. The Shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by every such Selling Shareholder. The Company has not made any underwriting arrangements with respect to the sale of Shares offered hereby.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Certificate of Incorporation limits, to the maximum extent permitted by California law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by California law. The Company has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the California General Corporation Law. The indemnification agreements require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

    Section 204(a) of the California General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 LEGAL MATTERS

    The legality of the securities offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1997, have been incorporated in reliance on the report (which contains an explanatory paragraph relating the Company's ability to continue as a going concern, as described in
Note 1 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2

Additional Information....................................................    2

Information Incorporated by Reference.....................................    2

The Company...............................................................    4

Risk Factors..............................................................    5

Selling Shareholders......................................................   13

Plan of Distribution......................................................   14

Use of Proceeds...........................................................   16

Indemnification of Directors and Officers.................................   16

Legal Matters.............................................................   16

Experts...................................................................   16

                                 935,029 SHARES

                            SITE TECHNOLOGIES, INC.

                                  COMMON STOCK

                                 APRIL   , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The fees and expenses incurred by the Company in connection with the offering are payable by the Company and, other than filing fees, are estimated as follows:

Securities and Exchange Commission Registration Fee................................  $     156

Legal Fees and Expenses............................................................      2,500

Accounting Fees....................................................................      2,500

Miscellaneous......................................................................      4,844
                                                                                     ---------

  Total............................................................................  $  10,000
                                                                                     ---------
                                                                                     ---------

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    The Registrant has entered into indemnification agreements with each director and executive officer which provide indemnification to such directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

ITEM 16. EXHIBITS.

    The following exhibits are filed with this Registration Statement:

EXHIBITS

EXHIBIT NO.  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
     1.1(3)  Form Underwriting Agreement
     4.1(2)  Specimen Certificate of Registrant's Common Stock
     4.2(2)  Form of Warrant
     4.3(2)  Form of H.J. Meyers & Co.'s Warrant
     4.4(2)  Loan and Warrant Agreement between Registrant and certain investors dated as of March 29, 1993
     4.5(2)  Amended and Restated Investor Rights Agreement between Registrant and the investors specified therein dated as of November 6, 1995
     5.1**   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
    23.1**   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
    23.2**   Consent of Price Waterhouse LLP
    24.1**   Power of Attorney

------------------------

(1) Incorporated by reference to Registrant's Annual Report on Form 10-KSB filed March 31, 1998.

(2) Incorporated by reference to Registrant's Registration Statement on Form SB-2, filed December 19, 1995 (File No. 33-99300).

(9) Incorporated by reference to Registrant's Registration Statement on Form SB-2 filed August 28, 1998 (File No. 333-34825)

**  Filed herewith.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; PROVIDED, HOWEVER, that (i) and
(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scotts Valley, State of California on this 8th day of April, 1998.

                                SITE TECHNOLOGIES, INC.

                                By:  /s/ JEFFREY F. AIT
                                     ------------------------------------------
                                     Jeffrey F. Ait
                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS:

    That the undersigned officers and directors of Site Technologies, Inc., a California corporation, do hereby constitute and appoint jointly and severally, Jeffrey F. Ait and Steven Mendel, and each of them, the lawful attorneys and agents, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

    IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                       TITLE                      DATE
--------------------------  ------------------------------  -------------------

/s/ JEFFREY F. AIT          Chief Executive Officer, Chief     April 8, 1998
--------------------------    Financial Officer and
Jeffrey F. Ait                Director (Principal
                              Executive Officer and
                              Principal Financial and
                              Accounting Officer)

/s/ STEVEN MENDEL           Director                           April 8, 1998
--------------------------
Steven Mendel

/s/ PATRICK GRADY           Director                           April 8, 1998
--------------------------
Patrick Grady

/s/ TOM HOLT                Director                           April 8, 1998
--------------------------
Tom Holt

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER    DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
   5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
  23.1     Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in
             Exhibit 5.1)
  23.2     Consent of Price Waterhouse LLP